Exhibit 99.1

NEWS RELEASE April 30, 2025

Contacts: Sunit Patel, CFO
Kris Hinson, VP Corp Finance & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

CROWN CASTLE REPORTS FIRST QUARTER 2025 RESULTS AND MAINTAINS OUTLOOK FOR FULL YEAR 2025

April 30, 2025 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle") today reported results for the first quarter ended March 31, 2025 and maintains its full year 2025 Outlook, as reflected in the table below.

(dollars in millions, except per share amounts)	Current Full Year 2025 Outlook Midpoint(a)	Full Year 2024 Actual	Change	% Change

Site rental revenues(b)	$4,010	$4,268	$(258)	(6)%
Net income (loss)	$205	$(3,903)	$4,108	N/A
Net income (loss) per share—diluted	$0.47	$(8.98)	$9.45	N/A
Adjusted EBITDA(b)(c)	$2,780	$3,035	$(255)	(8)%
AFFO(b)(c)	$1,795	$1,980	$(185)	(9)%
AFFO per share(b)(c)	$4.12	$4.55	$(0.43)	(9)%
(a)Reflects midpoint of full year 2025 Outlook as issued on April 30, 2025 and unchanged from previous full year 2025 Outlook issued on March 13, 2025..
(b)Excludes amounts related to the Fiber Business (defined below) which are presented in discontinued operations.
(c)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.
"We delivered solid operational and financial results in the first quarter, as a continuation of strong activity levels in the U.S. drove 5% organic growth in our tower business excluding the impact of Sprint Cancellations, positioning us well to meet our full year 2025 Outlook,” said Dan Schlanger, Crown Castle’s Interim President and Chief Executive Officer. “In addition to delivering our full year 2025 Outlook, we are focused on facilitating the successful and efficient close of the previously-announced sale of our small cells and fiber solutions businesses and positioning the tower business to maximize shareholder value on a stand-alone basis. After closing the sale, we will have a unique value creation opportunity as the only public pure-play tower company providing focused exposure to the U.S., which we believe is the best market in the world for tower ownership. We continue to focus on maximizing top- and bottom-line results in our tower business by improving customer service, operational excellence and profitability. To help capitalize on this opportunity, as we announced last quarter, we have revised our capital allocation framework, which includes an anticipated reduction in our annualized dividend per share to $4.25 in the second quarter, to balance the predictable return of capital to shareholders with financial flexibility and balance sheet strength. We believe these areas of focus and our capital allocation framework position our pure-play tower business to deliver substantial long-term shareholder value."
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FIBER BUSINESS ACCOUNTING TREATMENT
As a result of the agreement announced in March 2025 to sell Crown Castle's historically reported Fiber segment, together with certain supporting assets and personnel ("Fiber Business"), the results and net assets of the Fiber Business are presented within the financial statements as discontinued operations, with comparable prior periods recast to reflect this change. Due to being presented as discontinued operations, contributions from the Fiber Business are included in net income (loss) and net income (loss) per share but excluded from all other results and Outlook components unless otherwise noted.
RESULTS FOR THE QUARTER
The table below sets forth select financial results for the periods ended March 31, 2025 and March 31, 2024.

(dollars in millions, except per share amounts)	Q1 2025	Q1 2024	Change	% Change
Site rental revenues(a)	$1,011	$1,068	$(57)	(5)%
Net income (loss)	$(464)	$311	$(775)	(249)%
Net income (loss) per share—diluted	$(1.07)	$0.71	$(1.78)	(251)%
Adjusted EBITDA(a)(b)	$722	$754	$(32)	(4)%
AFFO(a)(b)	$479	$484	$(5)	(1)%
AFFO per share(a)(b)	$1.10	$1.11	$(0.01)	(1)%
(a)Excludes amounts related to the Fiber Business which are presented in discontinued operations.
(b)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.

HIGHLIGHTS FROM THE QUARTER
•Site rental revenues. Organic Contribution to Site Rental Billings was $49 million, or 5.1% organic growth from first quarter 2024, excluding an unfavorable $51 million impact from Sprint Cancellations. Site rental revenues were also negatively impacted by a $16 million decrease in amortization of prepaid rent and a $39 million decrease in straight-lined revenues, resulting in a decline in site rental revenues of $57 million, or 5.3% from first quarter 2024 to first quarter 2025. The following table outlines the components of Organic Contribution to Site Rental Billings, excluding the impact of Sprint Cancellations, and the respective percentage of prior year period site rental billings. First quarter 2025 includes a $3 million impact from other billings largely related to intercompany back-billings, which are not expected to recur.

($ in millions)	Current Full Year 2025 Outlook Midpoint(a)		Q1 2025		Q1 2024
Core leasing activity(b)	$110	2.8%	$28	2.9%	$28	3.0%
Escalator	$95	2.4%	$24	2.5%	$23	2.5%
Non-renewals(b)	($30)	(0.8%)	($7)	(0.7%)	($8)	(0.9%)
Change in other billings(b)	$0	0.0%	$3	0.3%	$0	0.1%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(b)	$175	4.5%	$49	5.1%	$43	4.6%
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(a)As issued April 30, 2025 and unchanged from the previous Outlook issued on March 13, 2025.
(b)See "Non-GAAP Measures and Other Information" for our definitions of core leasing activity, non-renewals, other billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations.
•Net income (loss). Net income (loss) for the first quarter 2025 was ($464) million compared to $311 million for the first quarter 2024, reflecting the impact of an $830 million loss associated with the agreement announced in March 2025 to sell Crown Castle's Fiber Business.
•Adjusted EBITDA. First quarter 2025 Adjusted EBITDA was $722 million compared to $754 million for the first quarter 2024. The decrease in the year was a result of the lower contribution from site rental revenues, as discussed above, partially offset by a $21 million decrease in selling, general, and administrative costs primarily driven by the reduction in staffing levels and office closures announced in June 2024 and the absence of advisory fees incurred in the first quarter 2024, and a $6 million increase in services contribution.
•AFFO and AFFO per share. First quarter 2025 AFFO was $479 million, or $1.10 per share, representing a 1% decrease from the first quarter 2024.
•Capital expenditures. Capital expenditures from continuing operations during the quarter were $40 million, comprised of $33 million of discretionary capital expenditures and $7 million of sustaining capital expenditures. The $40 million of capital expenditures represents a $7 million decrease from the first quarter 2024.
•Common stock dividend. During the quarter, Crown Castle paid common stock dividends of approximately $690 million in the aggregate, or $1.565 per common share, unchanged on a per share basis from the same period a year ago.

"We are pleased with our first quarter results, which were highlighted by 5% organic growth excluding the impact of Sprint Cancellations, demonstrating consistent growth in demand for our tower assets,” said Sunit Patel, Crown Castle’s Executive Vice President and Chief Financial Officer. “We expect the resilience of our tower business combined with our capital allocation framework, which includes a target dividend payout ratio of approximately 75-80% of AFFO excluding amortization of prepaid rent, and an investment-grade balance sheet to result in predictable and durable cash flow growth. Additionally, we ended the quarter with a healthy balance sheet with approximately 89% fixed rate debt, a weighted average debt maturity of over 6 years, approximately $2.1 billion of debt maturities over the next twelve months, and approximately $5.3 billion of availability under our revolving credit facility."

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.
The following table sets forth Crown Castle's current full year 2025 Outlook, which remains unchanged from the previous full year 2025 Outlook.
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(in millions, except per share amounts)	Full Year 2025(g)
Site rental billings(a)	$3,885	to	$3,915
Amortization of prepaid rent	$80	to	$110
Straight-lined revenues	($15)	to	$15
Other revenues	$15	to	$15
Site rental revenues	$3,987	to	$4,032
Site rental costs of operations(b)	$987	to	$1,032
Services and other gross margin	$70	to	$100
Net income (loss)(c)	$65	to	$345
Net income (loss) per share—diluted(c)	$0.15	to	$0.79
Adjusted EBITDA(a)	$2,755	to	$2,805
Depreciation, amortization and accretion	$678	to	$773
Interest expense and amortization of deferred financing costs, net(d)	$982	to	$1,027
Income (loss) from discontinued operations, net of tax(e)	($830)	to	($590)
FFO(a)	$1,610	to	$1,640
AFFO(a)	$1,770	to	$1,820
AFFO per share(a)	$4.06	to	$4.17
Discretionary capital expenditures(a)	$185	to	$185
Discretionary capital expenditures from discontinued operations(a)(f)	$920	to	$1,020
(a)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis, and for definition of site rental billings and discretionary capital expenditures.
(b)Exclusive of depreciation, amortization and accretion.
(c)Includes contributions from discontinued operations.
(d)See "Non-GAAP Measures and Other Information" for the reconciliation of "Outlook for Components of Interest Expense."
(e)Represents expected results from the Fiber Business, including the estimated loss on disposal.
(f)Represents discretionary capital expenditures for the Fiber Business.
(g)As issued April 30, 2025 and unchanged from the previous Outlook issued on March 13, 2025.

•The following chart reconciles the components contributing to the expected 2025 decrease in site rental revenues. Full year site rental billings growth, excluding the impact of Sprint Cancellations, is expected to be 4.5%.
Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of our website.
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CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Wednesday, April 30, 2025, at 5:00 p.m. Eastern time to discuss its first quarter 2025 results. A listen only live audio webcast of the conference call, along with supplemental materials for the call, can be accessed on the Crown Castle website at https://investor.crowncastle.com. Participants may join the conference call by dialing 833-816-1115 (Toll Free) or 412-317-0694 (International) at least 30 minutes prior to the start time. All dial-in participants should ask to join the Crown Castle call.
A replay of the webcast will be available on the Investor page of Crown Castle's website until end of day, Thursday, April 30, 2026.

ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
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Non-GAAP Measures and Other Information
This press release includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, and Net Debt, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the towers sector or other real estate investment trusts ("REITs").
In addition to the non-GAAP financial measures used herein, we also provide the components of certain GAAP measures, such as site rental revenues and capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:
•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is a financial measure frequently used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the towers sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion, which can vary depending upon accounting methods and the book value of assets. Adjusted EBITDA should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance.
•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations or rent free periods, the (1) revenues are recognized on a straight-lined basis over the fixed, non-cancelable term of the tenant contract, and (2) expenses are recognized on a straight-lined basis over the estimated lease term including renewal options that are reasonably certain to be exercised. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations or as residual cash flow available for discretionary investment.
•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily real estate depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.
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•Organic Contribution to Site Rental Billings (also referred to as organic growth) is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses Organic Contribution to Site Rental Billings to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, core leasing activities and tenant non-renewals in our core business, as well as to forecast future results. Separately, we are also disclosing Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations, which is outside of ordinary course, to provide further insight into our results of operations and underlying trends. Management believes that identifying the impact of Sprint Cancellations provides increased transparency and comparability across periods. Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.
•Net Debt is useful to investors or other interested parties in evaluating our overall debt position and future debt capacity. Management uses Net Debt in assessing our leverage. Net Debt is not meant as an alternative measure of debt and should be considered only as a supplement in understanding and assessing our leverage.
Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, goodwill impairment charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, net, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, (income) loss from discontinued operations, net of tax, cumulative effect of a change in accounting principle and stock-based compensation expense, net.
AFFO. We define AFFO as FFO before straight-lined revenues, straight-lined expenses, stock-based compensation expense, net, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures.
AFFO per share. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding.
FFO. We define FFO as net income (loss) plus real estate related depreciation, amortization and accretion, asset write-down charges, goodwill impairment charges, and (income) loss from discontinued operations, net of tax, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to common stockholders.
FFO per share. We define FFO per share as FFO divided by diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Billings. We define Organic Contribution to Site Rental Billings (also referred to as organic growth) as the sum of the change in site rental revenues related to core leasing activity, escalators and other billings, less non-renewals of tenant contracts and non-renewals associated with Sprint Cancellations. Additionally, Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations reflects Organic Contribution to Site Rental Billings plus non-renewals associated with Sprint Cancellations.
Net Debt. We define Net Debt as (1) debt and other long-term obligations and (2) current maturities of debt and other obligations, excluding unamortized adjustments, net, less cash and cash equivalents and restricted cash and cash equivalents.
Other Definitions
Site rental billings. We define site rental billings as site rental revenues exclusive of the impacts from (1) straight-lined revenues, (2) amortization of prepaid rent in accordance with GAAP, (3) contribution from recent acquisitions until the one-year anniversary of such acquisitions and (4) other revenues, such as tenant cancellation fees, finance charges and other items.
Core leasing activity. We define core leasing activity as site rental revenues growth from tenant additions and renewals or extensions of tenant contracts, exclusive of (1) the impacts from both straight-lined revenues and amortization of prepaid rent in accordance with GAAP and (2) other revenues.
Other billings. We define other billings as the growth or reduction in site rental revenues as a result of non-recurring contractual billings and adjustments, expense recoveries, sales credits and other amounts not captured in core leasing activity.
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Non-renewals. We define non-renewals of tenant contracts as the reduction in site rental revenues as a result of tenant churn, terminations and, in limited circumstances, reductions of existing lease rates, exclusive of non-renewals associated with Sprint Cancellations, where applicable.
Discretionary capital expenditures. We define discretionary capital expenditures relating to continuing operations as those made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. Discretionary capital expenditures, including with respect to discontinued operations, primarily consist of expansion or development of our communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures (including with respect to discontinued operations) not otherwise categorized as discretionary capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
Sprint Cancellations. We define Sprint Cancellations as lease cancellations related to the previously disclosed T-Mobile US, Inc. and Sprint network consolidation as described in our press release dated April 19, 2023.
Fiber Business. We define Fiber Business as the historically reported Fiber segment, prior to its reclassification to discontinued operations, together with certain supporting assets and personnel. Management has signed a definitive agreement ("Agreement") to sell the Fiber Business with EQT Active Core Infrastructure fund ("EQT") acquiring the small cells business and Zayo Group Holdings Inc. ("Zayo") acquiring the fiber solutions business ("Transaction") for $8.5 billion in aggregate, subject to certain closing adjustments. The Transaction is expected to close in the first half of 2026 subject to certain closing conditions and required government and regulatory approvals. Pending the closing of the Transaction, we will continue to operate the Fiber Business in accordance with the Agreement.
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Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	March 31, 2025	March 31, 2024	December 31, 2024
Net income (loss)(a)	$(464)	$311	$(3,903)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	2	6	11
Depreciation, amortization and accretion	177	191	736
Restructuring charges(b)	—	11	70
Amortization of prepaid lease purchase price adjustments	4	4	16
Interest expense and amortization of deferred financing costs, net(c)	236	226	932
Interest income	(3)	(4)	(20)
Other (income) expense	(1)	(2)	26
(Benefit) provision for income taxes	5	6	18
Stock-based compensation expense, net	18	24	84
(Income) loss from discontinued operations, net of tax(d)	748	(17)	5,065
Adjusted EBITDA(e)(f)	$722	$754	$3,035
Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2025
(in millions; totals may not sum due to rounding)	Outlook(h)
Net income (loss)(a)	$65	to	$345
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$5	to	$15
Acquisition and integration costs	$0	to	$6
Depreciation, amortization and accretion	$678	to	$773
Amortization of prepaid lease purchase price adjustments	$14	to	$16
Interest expense and amortization of deferred financing costs, net(g)	$982	to	$1,027
(Gains) losses on retirement of long-term obligations	—	to	—
Interest income	$(15)	to	$(15)
Other (income) expense	$6	to	$15
(Benefit) provision for income taxes	$11	to	$19
Stock-based compensation expense, net	$93	to	$97
(Income) loss from discontinued operations, net of tax(i)	$590	to	$830
Adjusted EBITDA(e)(f)	$2,755	to	$2,805
(a)Includes contribution from discontinued operations.
(b)Represents restructuring charges recorded for the periods presented related to (1) the Company's restructuring plan announced in July 2023, as further discussed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 ("2023 Restructuring Plan"), and (2) the Company's restructuring plan announced in June 2024, as further discussed in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 ("2024 Restructuring Plan"), as applicable for the respective period. For the three-month period ended March 31, 2025, there were no charges related to the July 2023 Restructuring Plan or the June 2024 Restructuring Plan. For the full year ended December 31, 2024, there were $9 million and $61 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively, relating to continuing operations.
(c)See the reconciliation of "Components of Interest Expense" for a discussion of non-cash interest expense.
(d)Represents results from the Fiber Business, including a loss on disposal of $830 million recorded in the first quarter 2025.
(e)See discussion and our definition of Adjusted EBITDA in this "Non-GAAP Measures and Other Information."
(f)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(g)See the reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(h)As issued April 30, 2025 and unchanged from the previous Outlook issued on March 13, 2025.
(i)Represents expected results from the Fiber Business, including the estimated loss on disposal.

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Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	March 31, 2025	March 31, 2024	December 31, 2024
Net income (loss)(a)	$(464)	$311	$(3,903)
Real estate related depreciation, amortization and accretion	164	179	690
Asset write-down charges	2	6	11
(Income) loss from discontinued operations, net of tax(b)	748	(17)	5,065
FFO(c)(d)	$451	$478	$1,863
Weighted-average common shares outstanding—diluted	436	435	434

FFO (from above)	$451	$478	$1,863
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(19)	(57)	(160)
Straight-lined expenses	15	17	65
Stock-based compensation expense, net	18	24	84
Non-cash portion of tax provision	5	6	8
Non-real estate related depreciation, amortization and accretion	13	12	46
Amortization of non-cash interest expense	3	3	12
Other (income) expense	(1)	(2)	26
Restructuring charges(e)	—	11	70
Sustaining capital expenditures	(7)	(8)	(34)
AFFO(c)(d)	$479	$484	$1,980
Weighted-average common shares outstanding—diluted	436	435	434
(a)Includes contribution from discontinued operations.
(b)Represents results from the Fiber Business, including a loss on disposal of $830 million recorded in the first quarter 2025.
(c)See discussion and our definitions of FFO and AFFO in this "Non-GAAP Measures and Other Information."
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)Represents restructuring charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable, for the respective period. For the three-month period ended March 31, 2025, there were no charges related to the July 2023 Restructuring Plan or the June 2024 Restructuring Plan. For the full year ended December 31, 2024, there were $9 million and $61 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively, relating to continuing operations.

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Reconciliation of Historical FFO and AFFO per share:

	For the Three Months Ended		For the Twelve Months Ended
(in millions, except per share amounts; totals may not sum due to rounding)	March 31, 2025	March 31, 2024	December 31, 2024
Net income (loss)(a)	$(1.06)	$0.72	$(8.98)
Real estate related depreciation, amortization and accretion	0.38	0.41	1.59
Asset write-down charges	—	0.01	0.03
(Income) loss from discontinued operations, net of tax(b)	1.72	(0.04)	11.64
FFO(c)(d)	$1.03	$1.10	$4.28
Weighted-average common shares outstanding—diluted	436	435	434

FFO (from above)	$1.03	$1.10	$4.28
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(0.04)	(0.13)	(0.37)
Straight-lined expenses	0.03	0.04	0.15
Stock-based compensation expense, net	0.04	0.06	0.20
Non-cash portion of tax provision	0.01	0.01	0.02
Non-real estate related depreciation, amortization and accretion	0.03	0.03	0.11
Amortization of non-cash interest expense	0.01	0.01	0.03
Other (income) expense	—	—	0.06
Acquisition and integration costs	—	—	—
Restructuring charges(e)	—	0.03	0.16
Sustaining capital expenditures	(0.02)	(0.02)	(0.08)
AFFO(c)(d)	$1.10	$1.11	$4.55
Weighted-average common shares outstanding—diluted	436	435	434
(a)Includes contribution from discontinued operations.
(b)Represents results from the Fiber Business, including a loss on disposal of $830 million recorded in the first quarter 2025.
(c)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)Represents restructuring charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable, for the respective period. For the three-month period ended March 31, 2025, there were no charges related to the July 2023 Restructuring Plan or the June 2024 Restructuring Plan. For the full year ended December 31, 2024, there were $9 million and $61 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively, relating to continuing operations.
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News Release continued:	Page 12
Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2025			Full Year 2025
(in millions, except per share amounts; totals may not sum due to rounding)	Outlook(a)			Outlook per Share(a)
Net income (loss)(b)	$65	to	$345	$0.15	to	$0.79
Real estate related depreciation, amortization and accretion	$660	to	$740	$1.51	to	$1.70
Asset write-down charges	$5	to	$15	$0.01	to	$0.03
(Income) loss from discontinued operations, net of tax(c)	$590	to	$830	$1.35	to	$1.90
FFO(d)(e)	$1,610	to	$1,640	$3.69	to	$3.76
Weighted-average common shares outstanding—diluted	436			436

FFO (from above)	$1,610	to	$1,640	$3.69	to	$3.76
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(15)	to	$15	$(0.03)	to	$0.03
Straight-lined expenses	$55	to	$75	$0.13	to	$0.17
Stock-based compensation expense, net	$93	to	$97	$0.21	to	$0.22
Non-cash portion of tax provision	$(8)	to	$8	$(0.02)	to	$0.02
Non-real estate related depreciation, amortization and accretion	$20	to	$35	$0.05	to	$0.08
Amortization of non-cash interest expense	$7	to	$17	$0.02	to	$0.04
Other (income) expense	$6	to	$15	$0.01	to	$0.03
(Gains) losses on retirement of long-term obligations	—	to	—	—	to	—
Acquisition and integration costs	$0	to	$6	$0.00	to	$0.01
Sustaining capital expenditures	$(55)	to	$(35)	$(0.13)	to	$(0.08)
AFFO(d)(e)	$1,770	to	$1,820	$4.06	to	$4.17
Weighted-average common shares outstanding—diluted	436			436

(a)As issued April 30, 2025 and unchanged from the previous Outlook issued on March 13, 2025.
(b)Includes contribution from discontinued operations.
(c)Represents expected results from the Fiber Business, including the estimated loss on disposal.
(d)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(e)The above reconciliation excludes line items included in our definition which are not applicable for the period shown.
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News Release continued:	Page 13
Components of Changes in Site Rental Revenues for the Quarters Ended March 31, 2025 and 2024(a):

	Three Months Ended March 31,
(dollars in millions; totals may not sum due to rounding)	2025	2024
Components of changes in site rental revenues:
Prior year site rental billings(b)	$966	$923

Core leasing activity(b)	28	28
Escalators	24	23
Non-renewals(b)	(7)	(8)
Other billings(b)	3	—
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(b)	49	43
Non-renewals associated with Sprint Cancellations(b)	(51)	—
Organic Contribution to Site Rental Billings(b)	(2)	43
Straight-lined revenues	19	57
Amortization of prepaid rent	25	41
Other revenues	4	4
Total site rental revenues	$1,011	$1,068

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	(5.3)%	(1.2)%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings(b)	5.1%	4.6%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(b)	(0.2)%	4.6%
(a)The financial impact of the Fiber Business revenues are excluded as amounts are presented within discontinued operations.
(b)See our definitions of site rental billings, core leasing activity, non-renewals, other billings, Sprint Cancellations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."

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News Release continued:	Page 14
Components of Changes in Site Rental Revenues for Current Outlook for Full Year 2025:

(dollars in millions; totals may not sum due to rounding)	Full Year 2025 Outlook(a)
Components of changes in site rental revenues:
Prior year site rental billings(b)(c)	$3,931

Core leasing activity(c)	$105	to	$115
Escalators	$90	to	$100
Non-renewals(c)	$(35)	to	$(25)
Other billings(c)	$0	to	$0
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(c)	$160	to	$190
Non-renewals associated with Sprint Cancellations(c)	$(205)	to	$(205)
Organic Contribution to Site Rental Billings(c)	$(45)	to	$(15)
Straight-lined revenues	$(15)	to	$15
Amortization of prepaid rent	$80	to	$110
Other revenues	$15	to	$15
Acquisitions(d)	—
Total site rental revenues	$3,987	to	$4,032

Year-over-year changes in revenues:(e)
Site rental revenues as a percentage of prior year site rental revenues	(6.0)%(f)
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings(c)	4.5%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(c)	(0.8)%
(a)As issued April 30, 2025 and unchanged from the previous Outlook issued on March 13, 2025. Represents Outlook for continuing operations only.
(b)Reflects prior year Towers segment site rental billings as historically reported. The financial impact of prior year Fiber segment site rental billings as historically reported is excluded since such billings are included in discontinued operations for 2025.
(c)See our definitions of site rental billings, core leasing activity, non-renewals, other billings, Sprint Cancellations, Organic Contribution to Site Rental Billings, and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(d)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.
(e)Calculated based on midpoint of full year 2025 Outlook, where applicable.
(f)Percentage is corrected from the earnings release issued on March 13, 2025.

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News Release continued:	Page 15
Components of Capital Expenditures:(a)(c)

	For the Three Months Ended
(in millions)	March 31, 2025	March 31, 2024
Discretionary capital expenditures:
Towers improvements and other capital projects	$15	$26
Purchases of land interests	18	13
Sustaining capital expenditures	7	8
Total capital expenditures	$40	$47
Outlook for Discretionary Capital Expenditures Less Prepaid Rent Additions:(b)(c)

(in millions)	Full Year 2025 Outlook(d)
Discretionary capital expenditures	$185	to	$185
Less: Prepaid rent additions(e)	~$40
Discretionary capital expenditures less prepaid rent additions	$145	to	$145
Components of Interest Expense:

	For the Three Months Ended
(in millions)	March 31, 2025	March 31, 2024
Interest expense on debt obligations	$233	$223
Amortization of deferred financing costs and adjustments on long-term debt	8	8
Capitalized interest	(5)	(5)
Interest expense and amortization of deferred financing costs, net	$236	$226
Outlook for Components of Interest Expense:

(in millions)	Full Year 2025 Outlook(d)
Interest expense on debt obligations	$970	to	$1,010
Amortization of deferred financing costs and adjustments on long-term debt	$20	to	$30
Capitalized interest	$(15)	to	$(5)
Interest expense and amortization of deferred financing costs, net	$982	to	$1,027

(a)See our definitions of discretionary capital expenditures and sustaining capital expenditures in this "Non-GAAP Measures and Other Information."
(b)Excludes sustaining capital expenditures. See "Non-GAAP Measures and Other Information" for our definitions of discretionary capital expenditures and sustaining capital expenditures.
(c)The financial impact of the Fiber Business is excluded as amounts are presented within discontinued operations.
(d)As issued April 30, 2025 and unchanged from the previous Outlook issued on March 13, 2025.
(e)Reflects up-front consideration from long-term tenant contracts (commonly referred to as prepaid rent) that are amortized and recognized as revenue over the associated estimated lease term in accordance with GAAP.

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News Release continued:	Page 16
Debt Balances and Maturity Dates as of March 31, 2025:

(in millions)	Face Value(a)	Final Maturity
Cash and cash equivalents and restricted cash and cash equivalents(b)	$239

Senior Secured Notes, Series 2009-1, Class A-2(c)	31	Aug. 2029
Senior Secured Tower Revenue Notes, Series 2015-2(d)	700	May 2045
Senior Secured Tower Revenue Notes, Series 2018-2(d)	750	July 2048
Installment purchase liabilities and finance leases(e)	268	Various
Total secured debt	$1,749
2016 Revolver(f)	—	July 2027
2016 Term Loan A(g)	1,101	July 2027
Commercial Paper Notes(h)	1,677	Various
1.350% Senior Notes	500	July 2025
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
1.050% Senior Notes	1,000	July 2026
2.900% Senior Notes	750	Mar. 2027
4.000% Senior Notes	500	Mar. 2027
3.650% Senior Notes	1,000	Sept. 2027
5.000% Senior Notes	1,000	Jan. 2028
3.800% Senior Notes	1,000	Feb. 2028
4.800% Senior Notes	600	Sept. 2028
4.300% Senior Notes	600	Feb. 2029
5.600% Senior Notes	750	June 2029
4.900% Senior Notes	550	Sept. 2029
3.100% Senior Notes	550	Nov. 2029
3.300% Senior Notes	750	July 2030
2.250% Senior Notes	1,100	Jan. 2031
2.100% Senior Notes	1,000	Apr. 2031
2.500% Senior Notes	750	July 2031
5.100% Senior Notes	750	May 2033
5.800% Senior Notes	750	Mar. 2034
5.200% Senior Notes	700	Sept. 2034
2.900% Senior Notes	1,250	Apr. 2041
4.750% Senior Notes	350	May 2047
5.200% Senior Notes	400	Feb. 2049
4.000% Senior Notes	350	Nov. 2049
4.150% Senior Notes	500	July 2050
3.250% Senior Notes	900	Jan. 2051
Total unsecured debt	$22,778
Net Debt(i)	$24,288
(a)Net of required principal amortizations.
(b)As of March 31, 2025, excludes $39 million recorded in discontinued operations relating to the Fiber Business.
(c)The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.
(d)If the respective series of Tower Revenue Notes are not paid in full on or prior to an applicable anticipated repayment date, then the Excess Cash Flow (as defined in the indenture) of the issuers of such notes will be used to repay principal of the applicable series, and additional interest (of an additional approximately 5% per annum) will accrue on the respective series. The Senior Secured Tower Revenue Notes, 2015-2 and 2018-2 have anticipated repayment dates in 2025 and 2028, respectively. Notes are prepayable at par if voluntarily repaid within eighteen months of maturity; earlier prepayment may require additional consideration.
(e)As of March 31, 2025, reflects $7 million in finance lease obligations (primarily related to vehicles). Amount excludes $30 million recorded in discontinued operations relating to the Fiber Business.
(f)As of March 31, 2025, the undrawn availability under the $7.0 billion 2016 Revolver was $7.0 billion. The Company pays a commitment fee on the undrawn available amount, which as of March 31, 2025 ranged from 0.080% to 0.300%, based on the Company's senior unsecured debt rating, per annum.
(g)The 2016 Term Loan A principal amortizes over a period ending in July 2027.
(h)As of March 31, 2025, the Company had $0.3 billion available for issuance under its $2.0 billion unsecured commercial paper program. The maturities of the Commercial Paper Notes, when outstanding, may vary but may not exceed 397 days from the date of issue.
(i)See further information on, and our definition and discussion of, Net Debt in this "Non-GAAP Measures and Other Information."
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News Release continued:	Page 17
Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements and information that are based on our management's current expectations as of the date of this news release. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "see," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," "focus," and any variations of these words and similar expressions are intended to identify forward-looking statements. Such statements include our full year 2025 Outlook and plans, projections, expectations and estimates regarding (1) the value of our business model, strategy, the performance and resilience of our tower business and the demand for our towers, (2) creation and maximization of shareholder value, (3) our strategic position and the benefits which may be derived therefrom, (4) our operating and financial framework, initiatives and focus, (5) dividends, (6) net income (loss) (including on a per share basis), (7) AFFO (including on a per share basis) and its components and growth, (8) Adjusted EBITDA and its components and growth, (9) cash flows, (10) Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) and its components and growth, (11) site rental revenues and its components and growth, (12) interest expense, (13) the impact of Sprint Cancellations, (14) our balance sheet, (15) capital expenditures, including discretionary capital expenditures, (16) prepaid rent additions and amortization and (17) the time and closing of the Fiber Business sale and the impact thereof. Any dividends remain subject to the approval of our Board of Directors which has the discretion to determine whether to declare dividends and the amounts and timing of the dividends.
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and the following:
•Our business depends on the demand for our towers, driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our towers or services).
•A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues, reduce demand for our towers and services and impact our dividend per share growth.
•The expansion or development of our business, including through acquisitions, increased product offerings or other strategic opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.
•Our Fiber business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber business model or identify or manage the related operational risks, such operations may produce results that are lower than anticipated.
•Failure to timely, efficiently and safely execute on our construction projects could adversely affect our business.
•New technologies may reduce demand for our towers or negatively impact our revenues.
•If we fail to retain rights to our towers, including the rights to land under our towers, our business may be adversely affected.
•Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.
•New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.
•If radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.
•Cybersecurity breaches or other information technology disruptions could adversely affect our operations, business, and reputation.
•Our business may be adversely impacted by climate-related events, natural disasters, including wildfires, and other unforeseen events.
•Our focus on and disclosure of our Environmental, Social and Governance position, metrics, strategy, goals and initiatives expose us to potential litigation and other adverse effects to our business.
•Failure to attract, recruit and retain qualified and experienced employees could adversely affect our business, operations and costs.
•Changes to management, including turnover of our top executives, could have an adverse effect on our business.
•Actions that we are taking, or have completed, to restructure our business in alignment with our strategic priorities may not be as effective as anticipated.
•Actions of activist stockholders could impact the pursuit of our business strategies and adversely affect our results of operations, financial condition, or stock price.
•The pendency of the sale of our Fiber business to EQT and Zayo may have an adverse effect on our business, results of operations, cash flows and financial position.
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News Release continued:	Page 18
•Completion of the strategic sale of our Fiber business is subject to the conditions contained in the transaction agreements, including regulatory approvals, which may not be received, and separation of the Fiber business from our current operations, and if these conditions are not satisfied or waived, the transaction will not be completed.
•The failure to complete the planned sale of the Fiber business to EQT and Zayo could have a material and adverse effect on our business, results of operations, financial condition, cash flows and stock price.
•Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.
•We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets, possibly on unfavorable terms, to meet our debt payment obligations.
•Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.
•Certain provisions of our restated certificate of incorporation and second amended and restated by-laws, as amended and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
•If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.
•Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, thereby increasing our tax obligations and reducing our available cash.
•Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.
•REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."

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News Release continued:	Page 19

CROWN CASTLE INC. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$60	$100
Restricted cash and cash equivalents	174	170
Receivables, net	123	129
Prepaid expenses	76	74
Deferred site rental receivables	185	164
Other current assets	25	24
Current assets of discontinued operations	442	429
Total current assets	1,085	1,090
Deferred site rental receivables	2,277	2,279
Property and equipment, net	6,492	6,577
Operating lease right-of-use assets	5,566	5,600
Goodwill	5,127	5,127
Other intangible assets, net	993	1,037
Other assets, net	57	58
Non-current assets of discontinued operations	10,163	10,968
Total assets	$31,760	$32,736

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$42	$48
Accrued interest	162	244
Deferred revenues	145	141
Other accrued liabilities	141	167
Current maturities of debt and other obligations	1,503	603
Current portion of operating lease liabilities	268	264
Current liabilities of discontinued operations	689	710
Total current liabilities	2,950	2,177
Debt and other long-term obligations	22,874	23,451
Operating lease liabilities	5,030	5,062
Other long-term liabilities	641	645
Non-current liabilities of discontinued operations	1,518	1,534
Total liabilities	33,013	32,869
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, 0.01 par value; 1,200 shares authorized; shares issued and outstanding: March 31, 2025—435 and December 31, 2024—435	4	4
Additional paid-in capital	18,423	18,393
Accumulated other comprehensive income (loss)	(5)	(5)
Dividends/distributions in excess of earnings	(19,675)	(18,525)
Total equity (deficit)	(1,253)	(133)
Total liabilities and equity (deficit)	$31,760	$32,736
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News Release continued:	Page 20

CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Net revenues:
Site rental	$1,011	$1,068
Services and other	50	46
Net revenues	1,061	1,114
Operating expenses:
Costs of operations:(a)
Site rental	240	243
Services and other	28	29
Selling, general and administrative	93	114
Asset write-down charges	2	6
Depreciation, amortization and accretion	177	191
Restructuring charges	—	11
Total operating expenses	540	594
Operating income (loss)	521	520
Interest expense and amortization of deferred financing costs, net	(236)	(226)
Interest income	3	4
Other income (expense)	1	2
Income (loss) from continuing operations before income taxes	289	300
Benefit (provision) for income taxes	(5)	(6)
Income (loss) from continuing operations	$284	$294
Discontinued Operations
Income (loss) from discontinued operations before gain (loss) from disposal, net of tax	82	17
Gain (loss) from disposal of discontinued operations, net of tax	(830)	—
Income (loss) from discontinued operations, net of tax	(748)	17
Net income (loss)	$(464)	311

Net income (loss), per common share:
Income (loss) from continuing operations, basic	$0.65	$0.68
Income (loss) from discontinued operations, basic	$(1.72)	$0.04
Net income (loss)—basic	$(1.07)	$0.72
Income (loss) from continuing operations, diluted	$0.65	$0.67
Income (loss) from discontinued operations, diluted	$(1.72)	$0.04
Net income (loss)—diluted	$(1.07)	$0.71
Weighted-average common shares outstanding:
Basic	435	434
Diluted	436	435
(a)Exclusive of depreciation, amortization and accretion shown separately.

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News Release continued:	Page 21

CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(464)	$311
(Income) loss from discontinued operations before (gain) loss from disposal, net of tax	(82)	(17)
(Gain) loss from disposal of discontinued operations, net of tax	830	—
Income (loss) from continuing operations	284	294
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	177	191
Amortization of deferred financing costs and other non-cash interest	8	8
Stock-based compensation expense, net	18	24
Asset write-down charges	2	6
Deferred income tax (benefit) provision	1	4
Other non-cash adjustments, net	(1)	4
Net cash provided by (used for) operating activities from discontinued operations	270	274
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(109)	(190)
Decrease (increase) in assets	(9)	(16)
Net cash provided by (used for) operating activities	641	599
Cash flows from investing activities:
Capital expenditures	(40)	(47)
Payments for acquisitions, net of cash acquired	—	(1)
Other investing activities, net	2	1
Net cash provided by (used for) investing activities from discontinued operations	(217)	(273)
Net cash provided by (used for) investing activities	(255)	(320)
Cash flows from financing activities:
Principal payments on debt and other long-term obligations	(28)	(14)
Payments under revolving credit facility	—	(670)
Net borrowings (repayments) under commercial paper program	336	1,138
Purchases of common stock	(21)	(27)
Dividends/distributions paid on common stock	(690)	(688)
Net cash provided by (used for) financing activities	(403)	(261)
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	(17)	18
Effect of exchange rate changes on cash	—	(1)
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period(a)	295	281
Cash and cash equivalents and restricted cash and cash equivalents at end of period(a)	$278	$298
Supplemental disclosure of cash flow information:
Interest paid	315	282
Income taxes paid (refunded)	—	—
(a)Inclusive of cash and cash equivalents and restricted cash and cash equivalents included in discontinued operations.
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